Exhibit 99.6

Katy Industries Announces New Chairman of the Board and Chief Financial Officer

Richard A. Mark to succeed retiring Chairman William F. Andrews; Existing VP, Corporate
Controller & Assistant Secretary Curt A. Kroll to succeed retiring
VP, CFO & Secretary James W. Shaffer

ST. LOUIS, MO – July 8, 2015 – Katy Industries, Inc. announced today the retirements of William F. (Bill) Andrews, a longtime director and Chairman of the Board of Directors, and Jim Shaffer, its Vice President, Chief Financial Officer and Secretary. The Board of Directors has appointed Richard A. (Rick) Mark, an accomplished executive with considerable financial, advisory, and corporate governance experience, as its new Chairman of the Board. The Company has also appointed Curt Kroll, its current Vice President, Corporate Controller and Assistant Secretary, to succeed Mr. Shaffer following a transition period.

Chairman of the Board Transition

William F. (“Bill”) Andrews, Chairman of the Board of Katy Industries, Inc. (Katy) has announced his decision to retire from his current position effective July 7, 2015. Bill has served on the Board for over 25 years, including as its Chairman since 2001.

“For over 25 years, Bill has been a valuable leader and advisor to Katy’s management team and board of directors, and we thank him for his dedicated service to the Company throughout his tenure on the board,” said Samuel P. Frieder, Chairman of the Nominating and Governance Committee of the Board of Directors of Katy. “We are pleased to have Rick Mark join Katy as its new Chairman of the Board and as a member of its Audit Committee. Rick’s diverse experience and skills will be valuable additions to our many important corporate governance and audit committee functions in the years to come.”

Mr. Mark brings nearly 40 years of experience in public accounting with Deloitte & Touche LLP and Arthur Andersen LLP, including 20 years of mergers and acquisitions advisory work, as well as a broad range of corporate development, governance, and board of directors experience. During his career with Deloitte and Andersen, Mr. Mark advised corporate and private equity clients, including numerous blue-chip publicly-traded corporations. Mr. Mark recently retired from Deloitte effective May 30, 2015, following several years directing the corporate development function of Deloitte’s advisory business. Mr. Mark currently serves on the Board of Directors of Northwestern Memorial HealthCare as a Vice Chairman. Mr. Mark will serve as a Class II director of Katy and will be subject to re-election by stockholders at Katy’s 2017 annual meeting.

Chief Financial Officer Succession

Jim Shaffer, Vice President, Chief Financial Officer and Secretary of Katy, has announced his decision to retire from his current position effective August 11, 2015, but will continue working with the company in a more limited ongoing capacity until the end of 2016, in order to facilitate a smooth transition of all finance and corporate governance functions. Jim joined Katy as its CFO in October 2008. “During Jim’s tenure as CFO, the company made significant progress in eliminating underperforming operations, restructuring the organization, reducing costs, refinancing its debt and completing two strategic acquisitions. Jim has made considerable contributions to Katy and we are pleased to have his continued support within the organization for the next eighteen months as we continue to execute on our strategic plans,” commented Dave Feldman, President and Chief Executive Officer.

Effective August 11, 2015, Curt Kroll will succeed Mr. Shaffer in his position of Vice President, Chief Financial Officer and Secretary, reporting directly to Dave Feldman, President and Chief Executive Officer of Katy. In this role Curt will be responsible for managing Katy’s Finance, Accounting and Investor Relations departments. Curt joined Katy as its Corporate Controller and Assistant Treasurer in March 2012. In January 2015, Curt was promoted to Vice President, Corporate Controller and Assistant Secretary. Before joining Katy, Curt‘s career included 10 years of public accounting experience at Deloitte and BKD LLP. “Curt played an integral role in our recent debt refinancing and strategic acquisitions. Curt’s breadth of experience and his extensive business background ensures that Katy will continue to enjoy strong leadership in this role,” said Dave Feldman.